Exhibit (b)(6)

March 12, 2004

The Toro Company
8111 Lyndale Avenue South
Bloomington, Minnesota    55420
Attn: Thomas J. Larson

Re:	$50 Million Senior Revolving Credit Facility

Ladies and Gentlemen:

          BANK OF AMERICA, N.A. (the “Lender”) is pleased to make available to THE TORO COMPANY, a Delaware corporation (the “Borrower”), a senior revolving credit facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.	The Facility.

(a)	The Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Maturity Date a revolving credit facility providing for loans (“Loans”) in Dollars in an aggregate principal amount not exceeding at any time $50,000,000 (the “Commitment”). Within the foregoing limit, the Borrower may borrow, repay and reborrow until the Maturity Date.

(b)	Borrowings, Conversions, Continuations. The Borrower may request that Loans be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 10:30 A.M. on the Business Day of the borrowing or conversion, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 12:00 Noon three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period. If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Section 1(b) may be given by telephone if promptly confirmed in writing (but the failure to provide such written confirmation shall not effect the validity of any such notice).

Each Eurodollar Loan shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Base Rate Loan shall be in a

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minimum principal amount of $1,000,000. There shall not be more than 5 different Interest Periods in effect at any time.

(c)	Interest. At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin; or (ii) the Base Rate. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest and all fees hereunder shall be calculated on the basis of a year of 360 days and computed for actual days elapsed.

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for Base Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period. After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or during the existence of any other Event of Default, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (x) for Eurodollar Rate Loans, the then applicable rate of interest plus 2% per annum until the applicable Interest Period shall have expired, and (y) for Base Rate Loans, the Base Rate plus 2% (the “Default Rate”). Such interest shall be payable on demand. In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)	Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records and by a promissory note in the form of Exhibit B hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be rebuttable presumptive evidence of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)	Facility and Utilization Fees. (i) Toro shall pay to the Lender the Facility Fee quarterly, in arrears, on the last Business Day of each calendar quarter, and on the Maturity Date. (ii) In addition, for any day on which the Multi-Year Utilization Fee shall accrue in favor of the Banks under the Incorporated Agreement, the Borrower shall owe to the Lender hereunder a utilization fee (the “Utilization Fee”) equal to the same percent per annum as applies on such day to calculate the Multi-Year Utilization Fee on the aggregate daily principal amount of all Loans

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outstanding hereunder on such day. Toro shall pay to the Lender the Utilization Fee quarterly, in arrears, on the last Business Day of each calendar quarter, and on the Maturity Date.

(f)	Repayment. The Borrower promises to pay all Loans then outstanding on the Maturity Date.

The Borrower shall make all payments required hereunder not later than 1:00 P.M. on the date of payment in same day funds in Dollars at the office of the Lender located at 1850 Gateway Blvd., Concord, California 94520 (ABA No. 111000012, A/C # 37 50836479, For account of Credit Services, Reference: Toro Bilateral) or such other address as the Lender may from time to time designate in writing, including in documents delivered in connection with an assignment pursuant to Section 7(g).

All payments to be made by the Borrower to the Lender shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Such payments shall be free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or maintains a lending office or any political subdivision thereof).

(g)	Voluntary Prepayments. The Borrower may, upon three Business Days’ notice, in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans, voluntarily prepay Loans on any Business Day. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of accrued interest on the amount so prepaid. Prepayments must be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or the entire remaining principal amount of Loans.

(h)	Mandatory Prepayments. If at any such time the aggregate outstanding principal amount of all Loans shall exceed the Commitment, the Borrower shall make a prepayment in the amount necessary to cause the aggregate outstanding principal amount of all Loans to be less than or equal to the Commitment.

(i)	Commitment Reductions. The Borrower may, upon three Business Days’ notice, reduce or cancel any undrawn portion of the Commitment, provided that

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the amount of such reduction is not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(j)	Funding Losses. (i) Upon demand of the Lender from time to time, the Borrower shall reimburse the Lender and hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

     (A) the failure of the Borrower to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

     (B) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a notice of borrowing, continuation or conversion;

     (C) the failure of the Borrower to make any prepayment of any Loan in accordance with any notice delivered under Section 1(g);

     (D) the prepayment (including pursuant to either Section 1(g) or 1(h)) or other payment (including after acceleration thereof) of any Loan other than a Base Rate Loan on a day that is not the last day of the relevant Interest Period; or

     (E) any automatic conversion hereunder of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. The Lender agrees to take reasonable steps to reduce the amount of such loss or expense, provided the Lender shall not be required to take any such step, if in its sole opinion, the Lender would suffer any economic, legal or regulatory disadvantage in connection therewith. For purposes of calculating amounts payable by the Borrower to the Lender under this Section 1(j), the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

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2.	Conditions of Effectiveness and Conditions Precedent to Loans.

(a)	Conditions of Effectiveness and Conditions Precedent to Initial Loan. As a condition precedent to the effectiveness of this Agreement and the obligation of the Lender to make any Loan on or after the Closing Date hereunder, the Lender must receive, on or before 11:00 A.M. Tuesday, March 16, 2004, the following from the Borrower in form and substance satisfactory to the Lender:

(i)	the enclosed duplicate of this Agreement duly executed and delivered on behalf of the Borrower and the Guarantors (which shall have been received by the Lender, together with the executed Fee Letter, no later than the date and time set forth for such delivery below);

(ii)	if requested by the Lender, a promissory note duly executed and delivered by the Borrower as contemplated in Section 1(d) above;

(iii)	an opinion of counsel to the Borrower and the Guarantors;

(iv)	certificates of resolutions or other action, signature and incumbency certificates and/or other certificates of a Responsible Officer of the Borrower and each Guarantor, which establish the identity and verify the authority and capacity of the officers thereof to act on behalf of the Borrower and the Guarantors in connection with this Agreement and the other Loan Documents, including copies of appropriate resolutions authorizing the transactions contemplated hereby;

(v)	such other documents and certificates as the Lender may reasonably request, including if the Lender shall request a certificate of a Responsible Officer of the Borrower as to the absence, since the date of the most recent audited financial statements of the Borrower delivered pursuant to Section 7.1 of the Incorporated Agreement, of any event, condition or occurrence that could reasonably be expected to have a material adverse effect on or result in a material adverse change in the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; and

(vi)	any fees required to be paid on or before the Closing Date, including without limitation the fees specified in the Fee Letter, shall have been paid.

(b)	Conditions to Each Borrowing. As a condition precedent to each borrowing (including the initial borrowing) of any Loan:

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(i)	The Borrower must furnish the Lender with, as appropriate, a notice of borrowing;

(ii)	each representation and warranty set forth in Section 3 below shall be true and correct as if made on the date of such borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and

(iii)	no Default or Event of Default shall have occurred and be continuing on the date of such borrowing.

Each notice of borrowing shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3.	Representations and Warranties. The Borrower represents and warrants (which representations and warranties shall survive the Closing Date and each borrowing hereunder) that the representations and warranties contained in Article VI (Representations and Warranties) of the Incorporated Agreement, including, for purposes of this Section 3, each Additional Incorporated Agreement Representation and Warranty, are true and correct as if made (x) on the Closing Date as to all such representations and warranties other than each Additional Incorporated Agreement Representation and Warranty and (y) as of the effective date thereof as to each Additional Incorporated Agreement Representation and Warranty, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and except that for purposes of this Section 3, (x) the representations and warranties contained in Section 6.9 of the Incorporated Agreement shall be deemed to refer to the most recent annual audited financial statements most recently delivered pursuant to Section 7.1(a) of the Incorporated Agreement and (y) the date referenced in Section 6.9(b) of the Incorporated Agreement shall be deemed to be “October 31, 2003”. The representations and warranties of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby (or, in the case of each Additional Incorporated Agreement Representation and Warranty, shall, upon its effectiveness, be) incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

(i) all references to “this Agreement” and “the Loan Documents” shall be deemed to be references to this Agreement and the Loan Documents, respectively;

(ii) all references to “Toro” shall be deemed to be references to the Borrower;

(iii) all references to “Company” or “Companies” shall be deemed to be references to each or all of the Borrower and the Guarantors, as applicable;

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(iv) all references to “the Administrative Agent”, “the Banks”, and any “Bank” shall be deemed to be references to the Lender;

(v) all references to “Default” and “Event of Default” shall be deemed to be references to a Default and an Event of Default, respectively;

(vi) all references to the “Closing Date” (other than in Section 6.13 of the Incorporated Agreement) shall be deemed to refer to the Closing Date; and

(vii) all references to “Loan Documents” or “Loan Document” as used in such Article VI or in the definition of “Material Adverse Effect” as applied in such Article VI shall be deemed to refer to all or each of the Loan Documents, as applicable.

All such representations and warranties so incorporated herein by reference shall be the representations and warranties in effect under the Incorporated Agreement on the Closing Date, or on the effective date thereof in the case of Additional Incorporated Representations and Warranties, in each case, subject to the provisions of the following sentence, without giving effect to any subsequent amendment, modification or deletion thereof (or to any defined term utilized therein other than the substitutions expressly provided for herein) in the Incorporated Agreement, and each such incorporated representation and warranty shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement. No amendment, modification, waiver, deletion or other alteration by the parties to the Incorporated Agreement of or to any representation and warranty so incorporated herein by reference (or to any defined term utilized therein other than the substitutions expressly provided for herein) shall be effective to alter in any way any such representation and warranty herein unless approved as provided by Section 7(e) hereof, except that any representations and warranties added to the Incorporated Agreement shall become Additional Incorporated Representations and Warranties without further notice or action hereunder.

4.	Covenants. (a) So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated, the Borrower shall and shall cause the Companies and its other Subsidiaries to comply with all the covenants and agreements applicable to such Person contained in Article VII (“Affirmative Covenants”) and in Article VIII (“Negative Covenants”) of the Incorporated Agreement, including, for purposes of this Section 4, each Additional Incorporated Agreement Covenant. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby (or, in the case of each Additional Incorporated Agreement Covenant, shall, upon its effectiveness, be)

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incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

(i) all references to “this Agreement” shall be deemed to be references to this Agreement;

(ii) all references to “Toro” shall be deemed to be references to the Borrower;

(iii) all references to “Company” or “Companies” shall be deemed to be references to each or all of the Borrower and the Guarantors, as applicable;

(iv) all references to “the Administrative Agent”, “the Banks”, “any Bank” and the “Required Banks” shall be deemed to be references to the Lender;

(v) all references to “Default” and “Event of Default” shall be deemed to be references to a Default and an Event of Default, respectively;

(vi) all references to “Loans” shall be deemed to be references to the Loans; and

(vii) all references to “Loan Documents” shall be deemed to be references to the Loan Documents.

Except as otherwise provided in subsection (c) of this Section 4 below, all such covenants and agreements so incorporated herein by reference shall be the covenants in effect under the Incorporated Agreement on the Closing Date, or on the effective date thereof in the case of Additional Incorporated Covenants, in each case, subject to the provisions of the following sentence, without giving effect to any subsequent amendment, modification or deletion thereof (or to any defined term utilized therein other than the substitutions expressly provided for herein) in the Incorporated Agreement, and each such incorporated covenant shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement. No amendment, modification, waiver, deletion or other alteration by the parties to the Incorporated Agreement of or to any covenant or agreement so incorporated herein by reference (or to any defined term utilized therein other than the substitutions expressly provided for herein) shall be effective to alter in any way any such covenant or agreement herein unless approved as provided by Section 7(e) hereof.

     (b) In addition to the covenants incorporated by reference as provided in subsection (a) above, in the event that any Person other than the Borrower and the Guarantors shall become jointly and severally obligated for, or a guarantor of, the obligations of the Borrower or any of the Guarantors arising under the Incorporated Agreement, whether pursuant to Section 12.18 of the Incorporated Agreement or

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otherwise, Toro shall cause such Person, substantially simultaneously with such occurrence, to (i) execute a joinder agreement in form and substance reasonably satisfactory to the Lender and with the effect that such Person shall thereupon become a joint and several Guarantor under Section 6 hereof, and (ii) deliver such additional documents, certificates, opinions and instruments as the Lender may reasonably request pertaining to the organization and good standing of such Person, its authority to enter into such joinder agreement and the validity and binding effect thereof, and its due execution and delivery of such joinder agreement.

     (c) Notwithstanding the foregoing provisions of this Section 4 or any other term hereof:

(i) the Borrower shall not use any part of the proceeds of the Loans to pay any fees or other amounts at any time owing to Banc of America Securities LLC, an affiliate of the Lender;

(ii) no Subsidiary of the Borrower shall be restricted hereunder from making any Restricted Payment (as defined in the Incorporated Agreement) to the Borrower and, solely to the extent necessary to give effect to this clause (ii), the provisions of Section 8.7 of the Incorporated Agreement as incorporated herein shall be deemed to be so amended; and

(iii) the provisions of Section 8.1 of the Incorporated Agreement as incorporated herein shall not be operative as an incorporated covenant herein unless and until the earliest to occur of the following (each a “Springing Event”): (X) The Incorporated Agreement shall no longer be in effect, or (Y) Section 8.12 of the Incorporated Agreement shall no longer be in effect or shall be modified in such a manner as not to prohibit the effectiveness of Section 8.1 of the Incorporated Agreement (as in effect at the Closing Date) as an incorporated covenant hereunder. Upon the occurrence of any Springing Event, Section 8.1 of the Incorporated Agreement (as in effect at the Closing Date) shall be and become fully effective hereunder as an incorporated covenant without further notice, consent or other action.

5.	Events of Default. The following are “Events of Default”:

(a)	The Borrower fails to pay any principal of any Loan as and on the date when due; or

(b)	the Borrower fails to pay any interest on any Loan, or any Facility Fee or Utilization Fee due hereunder, or any portion thereof, or fails to pay any other fee

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or amount payable to the Lender under any Loan Document, or any portion thereof, within five Business Days after the date due; or

(c)	the Borrower, any Company or any other Subsidiary fails to comply with (i) any covenant or agreement incorporated herein by reference pursuant to Section 4 above and applicable to such Person, subject to any applicable grace period and/or notice requirement set forth in Article IX of the Incorporated Agreement (it being understood and agreed that any such notice requirement shall be met by the Lender’s giving the applicable notice to the Borrower hereunder) or (ii) any other provision of such Section 4 applicable to such Person and, in the case of a failure to comply with the covenant set forth in Section 4(b), such default continues unremedied for a period of 30 days; or

(d)	any representation or warranty made or deemed made in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by the Borrower or any Company or any Responsible Officer pursuant to or in connection with any Loan Document is incorrect or misleading in any material respect on or as of the date made or deemed made; or

(e)	any “Event of Default” specified in Article IX of the Incorporated Agreement (including, for purposes of this Section 5(e), each Additional Incorporated Agreement Event of Default) occurs and is continuing, without giving effect to any waiver or amendment thereof pursuant to the Incorporated Agreement, it being agreed that each such “Event of Default” shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

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6.	The Guaranty.

(a)	Each of the Guarantors hereby unconditionally, jointly and severally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made by the Lender to the Borrower pursuant to this Agreement; and the full and punctual payment of all other amounts payable by the Borrower under this Agreement. Upon failure by the Borrower to pay punctually any such amount, each Guarantor jointly and severally agrees that it shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement. Notwithstanding the foregoing, the liability of each Guarantor individually under this Section 6 shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

(b)	The obligations of each Guarantor hereunder are a guaranty of payment and not of collection, and shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Guarantor under this Agreement or any Note, by operation of law or otherwise;

     (ii) any modification or amendment of or supplement to this Agreement or any Note;

     (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower or any other Guarantor under this Agreement or any Note;

     (iv) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Guarantor or its assets or any resulting release or discharge of any obligation of the Borrower or any other Guarantor contained in this Agreement or any Note;

     (v) the existence of any claim, set-off or other rights which such Guarantor may have at any time against the Borrower or any other Guarantor, the Lender or any other Person, whether in connection

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herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

     (vi) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of the principal of or interest on any Note or any other amount payable by it under this Agreement, or by any other Guarantor of any amount payable by it under this Agreement; or

     (vii) any other act or omission to act or delay of any kind by the Borrower or any other Guarantor, the Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Guarantor’s obligations hereunder.

(c)	The obligations of each Guarantor under this Section 6 are independent of the obligation of the Borrower or any other Guarantor pursuant to this Agreement or any Note issued hereunder and a separate action or actions may be brought and prosecuted against each Guarantor to enforce the provisions of this Section 6 irrespective of whether any action is brought against the Borrower or any other Guarantor or whether the Borrower or any other Guarantor is joined in any such action or actions.

(d)	Each Guarantor’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under this Agreement and the other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower or any other Guarantor under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or Guarantor or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(e)	Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Guarantor.

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(f)	Each Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payments with respect to the Borrower hereunder to be subrogated to the rights of the payee against the Borrower or any other Guarantor (or to any right of contribution from any other Guarantor) with respect to such payment or otherwise to be reimbursed, indemnified or exonerated in whole or in part by the Borrower or any other Guarantor in respect thereof.

(g)	If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Lender.

7.	Miscellaneous.

(a)	All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP consistently applied. The provisions of Section 1.3 of the Incorporated Agreement (including all defined terms referred to therein) are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

(i) all references to “this Agreement” shall be deemed to be references to this Agreement;

(ii) all references to “Toro” shall be deemed to be references to the Borrower;

(iii) all references to “Company” or “Companies” shall be deemed to be references to each or all of the Borrower and the Guarantors, as applicable;

(iv) all references to “the Administrative Agent”, “the Banks”, “any Bank” and the “Required Banks” shall be deemed to be references to the Lender;

(v) all references to “Loans” shall be deemed to be references to the Loans; and

(vi) all references to “Loan Documents” shall be deemed to be references to the Loan Documents.

Such provisions so incorporated herein by reference shall remain in effect under this Agreement, subject to the provisions of the following sentence, without giving effect to any subsequent amendment, modification or deletion thereof (or to any defined term

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utilized therein other than the substitutions expressly provided for herein) in the Incorporated Agreement, and such provisions shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement. No amendment, modification, waiver, deletion or other alteration by the parties to the Incorporated Agreement of or to any such provision so incorporated herein by reference (or to any defined term utilized therein other than the substitutions expressly provided for herein) shall be effective to alter in any way any of the terms hereof unless approved as provided by Section 7(e) hereof.

(b)	All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Chicago, Illinois.

(c)	If at any time the Lender, in its sole discretion, determines that (i) deposits in the amount of any requested Eurodollar Rate Loan for any requested Interest Period are not available to the Lender in the offshore Dollar interbank market, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of lending such Loans, the Lender’s obligation to make Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

(d)	The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law. The Lender agrees to take reasonable steps to reduce the amount of such costs, losses or payments, provided that Lender shall not be required to take any such step, if in Lender’s sole discretion the Lender would suffer any economic, legal or regulatory disadvantage in connection therewith.

(e)	No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference pursuant to Section 3 or 4 above and any waiver of Section 5(e) above) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege

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hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(f)	(i) Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (iii) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number as shall be designated herein or otherwise by such party in a notice to the other parties.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (iii) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Section 1(b) shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(ii) Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(iii) Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(iv) The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by

The Toro Company
March 12, 2004

any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Lender and such affiliates from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(g)	This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder without the consent of the Lender. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld (provided that no such consent of the Borrower shall be required if a Default or Event of Default shall have occurred and be continuing), and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(h)	The Borrower agrees (a) to pay or reimburse the Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Loans and during any legal proceeding, including any proceeding under any debtor relief law), including all Attorney Costs and all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this section (i) shall be payable within ten Business Days after demand therefor. The agreements in this section shall survive the termination of the Commitment and repayment of all other Loans and obligations of the Borrower hereunder.

The Toro Company
March 12, 2004

(i)	The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and its officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) (all such claims, damages, losses, liabilities and reasonable expenses being, collectively, the “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Loans, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct (including any breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties or (C) result from the claims of one or more Lenders solely against one or more other Lenders not attributable to any actions of the Borrower or any of its Subsidiaries and for which the Borrower and its Subsidiaries otherwise have no liability. The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its shareholders or creditors for or in connection with the Notes, this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Loans, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct (including any breach of its obligations under this Agreement). No Indemnified Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this section shall be payable within ten Business Days after demand therefor. The agreements in this section shall survive the termination of the Commitment and repayment of all Loans and other obligations in connection with the Loan Documents.

(j)	If any provision of this Agreement or any other Loan Document shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof or thereof.

The Toro Company
March 12, 2004

(k)	This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(l)	(i) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under or any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender. For the purposes of this section, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(m)	All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon

The Toro Company
March 12, 2004

by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other obligation of the Borrower hereunder shall remain unpaid or unsatisfied.

(n)	This Agreement and the other Loan Documents are governed by, and shall be construed in accordance with, the laws of the State of New York and the applicable laws of the United States of America. The Borrower hereby submits to the nonexclusive jurisdiction of the courts of the state of New York sitting in New York or of the United States for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth beneath its signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(o)	EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(p)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS OR SUBSEQUENT

The Toro Company
March 12, 2004

ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(q)	USA PATRIOT Act Notice. The Lender hereby notifies the Borrower and the Guarantors that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

This Agreement and the proposed Commitment hereunder will expire on, and be of no force and effect after, 5:00 P.M. (Chicago, Illinois time) on March 12, 2004 unless prior to that time the Borrower and the Guarantors execute this Agreement accepting the foregoing terms and conditions, the Borrower executes the Fee Letter, and the Borrower returns a fully executed counterpart of each of such documents to the Lender, accompanied by payment of any fee payable to the Lender at such time pursuant to the Fee Letter. Thereafter, this Agreement and the Commitment hereunder shall terminate at 11:00 A.M. (Chicago, Illinois time) Tuesday, March 16, 2004 unless the conditions precedent to the making of the initial Loan hereunder shall have been satisfied in accordance with the terms of Section 2 hereof.

[Signature pages follow.]

The Toro Company
March 12, 2004

BANK OF AMERICA, N.A.

By:

Name:

Title:

Addresses for Notices: Operational Notices Bank of America, N.A. 1850 Gateway Boulevard Concord, California 94520 Attention: Rosalia Escosa Telephone: (925) 675-8421 Facsimile: (925) 969-2901

Other Notices Bank of America, N.A. 231 South LaSalle Street 10th Floor Chicago, Illinois 60697 Attention: Jeffrey Armitage Telephone: (312) 828-3898 Facsimile: (312) 974-8811

[Signature pages continue on following page.]

The Toro Company
March 12, 2004

Accepted and Agreed to as of March    , 2004:

BORROWER THE TORO COMPANY

By:

Name:

Title:

Address for Notices: 8111 Lyndale Avenue South Bloomington, Minnesota 55420 Attn: Thomas J. Larson Telephone: (952) 887-8449 Facsimile: (952) 887-5924

GUARANTORS

TORO CREDIT COMPANY

By:

Name:

Title:

Address for Notices: c/o The Toro Company 8111 Lyndale Avenue South Bloomington, Minnesota 55420 Attn: Thomas J. Larson Telephone: (952) 887-8449 Facsimile: (952) 887-5924

[Signature pages continue on following page.]

The Toro Company
March 12, 2004

TORO MANUFACTURING LLC

By:

Name:

Title:

Address for Notices: c/o The Toro Company South 8111 Lyndale Avenue Bloomington, Minnesota 55420 Attn: Thomas J. Larson Telephone: (952) 887-8449 Facsimile: (952) 887-5924

EXMARK MANUFACTURING COMPANY INCORPORATED

By:

Name:

Title:

Address for Notices: c/o The Toro Company 8111 Lyndale Avenue South Bloomington, Minnesota 55420 Attn: Thomas J. Larson Telephone: (952) 887-8449 Facsimile: (952) 887-5924

EXHIBIT A
DEFINITIONS

To the extent any definition herein refers to a definition in the Incorporated Agreement, any term used in such definition in the Incorporated Agreement shall also have the meaning ascribed thereto in the Incorporated Agreement, without regard to any definition of the same term in this Agreement.

Additional Incorporated Agreement Covenant:	A new covenant or agreement that is added to Article VII (Affirmative Covenants) or Article VIII (Negative Covenants) of the Incorporated Agreement after the Closing Date, as such covenant or agreement is in effect on the date so added, without giving effect to any subsequent amendment, other modification or deletion thereof.

Additional Incorporated Agreement Event of Default:	An “Event of Default” that is added to Article IX of the Incorporated Agreement after the Closing Date, as such “Event of Default” is in effect on the date so added, without giving effect to any subsequent amendment, other modification or deletion thereof.

Additional Incorporated Agreement Representation and Warranty:	A representation and warranty that is added to Article VI of the Incorporated Agreement after the Closing Date, as such representation and warranty is in effect on the date so added, without giving effect to any subsequent amendment, other modification or deletion thereof.

Affiliate:	Has the meaning set forth in the Incorporated Agreement.

Agreement:	This letter agreement, as amended, restated, extended, supplemented or otherwise modified in accordance with Section 7(e) hereof in writing from time to time.

Applicable Margin:	Has the meaning set forth in the Incorporated Agreement, provided that (i) all references to “Offshore Rate Loans” shall be deemed to be references to Eurodollar Rate Loans and (ii) all references to “Banks” and “the Administrative Agent” shall be deemed to be references to the Lender.

Attorney Costs:	Has the meaning set forth in the Incorporated Agreement.

Bank of America:	Bank of America, N.A.

Base Rate:	Has the meaning set forth in the Incorporated Agreement.

Base Rate Loan:	A Loan bearing interest based on the Base Rate.

Borrower:	Has the meaning set forth in the preamble to the Agreement.

Business Day:	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the state where the Lender’s lending office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

Closing Date:	The first date all of the conditions precedent in Section 2(a) are satisfied or waived by the Lender.

Commitment:	Has the meaning set forth in Section 1(a) of the Agreement.

Default:	Any event or circumstance that, with the giving of any notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

Default Rate:	Has the meaning set forth in Section 1(c) of the Agreement.

Dollar or $:	The lawful currency of the United States of America.

Eurodollar Rate:	For any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where, “Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Lender to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two

Business Days prior to the first day of such Interest Period, or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Lender as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, converted or continued and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch or London Affiliate to major banks in the offshore Dollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Eurodollar Rate Loan:	A Loan bearing interest based on the Eurodollar Rate.

Event of Default:	Has the meaning set forth in Section 5 of the Agreement.

Facility Fee:	Has the meaning set forth in the Incorporated Agreement, provided that (i) all references to “Commitment” shall be deemed to be references to the Lender’s Commitment under the Agreement, (ii) all references to “Loans” shall be deemed to be references to the Loans under the Agreement, (iii) all references to “Banks”, “each Bank” and “the Administrative Agent” shall be deemed to be references to the Lender, and (iv) all references to “Toro” shall be deemed to be references to the Borrower.

Fee Letter:	That certain letter between the Borrower and the Lender of even date herewith referring to this Agreement and describing itself as the “Fee Letter” referred to herein.

GAAP:	Generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the “Closing Date” as defined in the Incorporated Agreement.

Guarantors:	Collectively, (i) as at the Closing Date, Credit, Manufacturing and Exmark (each as defined in the Incorporated Agreement), and (ii) thereafter, any other Person required to execute a joinder to the guaranty provisions of the Agreement in accordance with Section 4(b) of the Agreement.

Incorporated Agreement:	The Multi-Year Credit Agreement, dated as of February 22, 2002, among the Borrower, Toro Credit Company, certain additional Subsidiary Borrowers as therein denominated, each lender from time to time party thereto, and Bank of America, N.A. as the administrative agent, as amended through the Closing Date. Unless otherwise specified herein or in the Agreement, all references to the Incorporated Agreement shall mean the Incorporated Agreement as in effect on the Closing Date, without giving effect to any amendment, supplement, waiver or other modification thereto or thereof after the Closing Date.

Interest Period:	For each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending 14 days or one, two or three months thereafter, as requested by the Borrower; provided that:

(i) any Interest Period that would otherwise end on

a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period (other than a 14 day Interest Period) which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Loan shall extend beyond the Maturity Date.

Lender:	At all times prior to any assignment by the Lender pursuant to Section 7(g) of the Agreement, the Lender, and at all times thereafter, each Person with Loans outstanding to the Borrower under the Agreement, provided that at all times there is more than one Person constituting a Lender hereunder, such term shall mean each Lender, any Lender or all Lenders collectively, as the context may indicate.

Loan Documents:	This Agreement, the Fee Letter, and each promissory note, certificate, fee letter, and other instrument, document or agreement delivered in connection with this Agreement.

Loans:	Has the meaning set forth in Section 1(a) of the Agreement.

Maturity Date:	The earlier to occur of (a) the date occurring six months after the date on which the conditions set forth in Section 2(a) of the Agreement shall be satisfied, or if such date is not a Business Day, then the next preceding Business Day, or (b) the date on which the Commitment may terminate in accordance with the terms hereof.

Multi-Year Utilization Fee:	The “Utilization Fee” as defined in the Incorporated Agreement.

Note:	A promissory note of the Borrower payable to the order of the Lender in substantially the form of Exhibit B hereunder, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Loans made by the Lender to the Borrower, and following effectiveness of any assignment pursuant to Section 7(g) hereof, collectively refers to all promissory notes of the Borrower payable to the order of each Lender.

Person:	Any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, or governmental authority.

Responsible Officer:	Has the meaning set forth in the Incorporated Agreement; provided that all references to “Toro” shall be deemed to be references to “the Borrower or a Guarantor, as applicable”.

Subsidiary:	Has the meaning set forth in the Incorporated Agreement; provided that all references to “Toro” shall be deemed to be references to “the Borrower”.

Utilization Fee:	Has the meaning set forth in Section 1(e) of the Agreement.

EXHIBIT B

FORM OF PROMISSORY NOTE

March 12, 2004

FOR VALUE RECEIVED, the undersigned, THE TORO COMPANY, a Delaware corporation (the “Borrower”), promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”) on the Maturity Date (as such term is defined in the Letter Agreement, dated as of March 12, 2004 (as amended or modified from time to time, the “Letter Agreement”)), among the Borrower and Bank of America, N.A., and the various financial institutions (including the Lender) as are, or may become parties thereto, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower from time to time pursuant to the Letter Agreement. A notation indicating all Loans made by the Lender pursuant to the Letter Agreement and payments on account of the principal of such Loans may, from time to time, be made by the holder hereof on the grid attached to this note (the “Note”). Unless defined herein or the context otherwise requires, terms used herein have the meanings provided in the Letter Agreement.

Interest upon the unpaid principal amount hereof shall accrue at the rates, shall be calculated in the manner and shall be payable on the dates set forth in the Letter Agreement. Both principal and interest shall be payable in accordance with the Letter Agreement to the account designated by the Lender.

This Note is one of the Notes referred to in, and evidences indebtedness incurred in respect of the Loans under, the Letter Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be immediately due and payable.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS, OF THE STATE OF NEW YORK BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

THE TORO COMPANY

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
Principal or
	Amount of Loan	Interest Paid This	Outstanding Principal
Date	Made	Date	Balance This Date	Notation Made By